Exhibit 99.3

IAC Q3 2015 Management’s Prepared Remarks

Set forth below are IAC management’s prepared remarks relating to IAC’s earnings announcement for the third quarter of 2015.  IAC will audiocast a conference call to answer questions regarding the Company’s Q3 financial results and these prepared remarks on Tuesday, October 27, 2015 at 8:30 a.m. Eastern Time.  The live audiocast will be open to the public at www.iac.com/Investors.  These prepared remarks will not be read on the call.

Non-GAAP Financial Measures

These prepared remarks contain references to certain non-GAAP measures which, as a reminder, include Adjusted EBITDA, to which we’ll refer in these prepared remarks as “EBITDA” for simplicity.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, financial information presented in accordance with GAAP.  Please refer to our Q3 2015 press release and the investor relations section of our website for all comparable GAAP measures and full reconciliations for all material non-GAAP measures.

Please see the Safe Harbor Statement at the end of these remarks.

Joey Levin, CEO, IAC

We’ve had one of the busiest quarters I can recall, having renewed our long-term partnership with Google, announced the $575 million acquisition of PlentyOfFish to strengthen our leadership position in the dating category, and made great progress on the Match equity and debt offerings to properly capitalize both IAC and Match Group, Inc.  Our businesses posted solid results overall, with revenue growth accelerating to 7%.  In addition to 19% revenue growth at The Match Group, we saw revenue growth accelerate in four key areas including HomeAdvisor, Vimeo, our premier branded publishing properties (specifically About, Dictionary, The Daily Beast, and Investopedia) and our consumer applications (B2C) businesses, posting 32%, 27%, 31% and 20% growth, respectively.  IAC’s consolidated EBITDA also returned to growth.

Before I get into the business performance, I want to cover the new Google deal, which is a tremendous accomplishment for our Search & Applications business after a very long process and a lot of work.  To put in context, I think over the term of our relationship we’ve generated nearly $10 billion in revenue through our partnership with Google and this extension makes clear that we have plenty more to deliver.  We signed a worldwide deal for the next four years beginning in Q2 2016, which we can exit at our option after year 3.  Google will continue to provide IAC with global access to algorithmic search and search advertising products — which remain the strongest in the world — on favorable terms.  Most significantly, we’ve locked in our revenue share in desktop at current rates for the duration of the new term.  We will continue to maintain a largely exclusive relationship on desktop, subject to a few carve outs, putting us in a solid position on a global basis for the years ahead.  On the mobile side, we’ll be changing the relationship to non-exclusive at a lower revenue share.  Today, mobile revenue from Google represents only a modest portion of the segment total.  On the Applications side, the revenue from Google on mobile is negligible.

In connection with the renewal, we will be accelerating our transition towards browser extensions that leverage native API’s and opt-in offers as compared to “opt-out” offers for search settings changes.  This has long been a source of friction with a vocal minority of Internet users and over the last 18 months we have made significant strides, such that 40% of our Applications revenue (and an even higher portion of installs) are now derived from “opt-in” distribution of our software.  We believe this is the right strategy for the long term for most of our business as browsers continue to invest in their own native extension environments and consumers get more accustomed to “app” stores, but this approach may impact both product design and conversion rates for our consumer and partnership (B2B) businesses.  As a result, we anticipate that this change, among others, will lead to some loss or restructuring, especially in cases where it’s more difficult for our partners to modify the products or marketing where required.  These partnerships tend to be the ones which have seen the most volatility over the last few years and, as we’ve discussed for a while now, have already seen meaningful reductions in their business given ongoing changes to the various browsers and operating systems.  Overall, as we add up the various changes to the agreement, we’ll set a new solid baseline following transition to the new terms and expect to be able to resume long-term growth from there.  Given all the changes, and the fact that the agreement doesn’t go into effect until almost 6 months from now, it’s far too early to provide accurate guidance, but I believe we ought to be able to add another $4 billion of revenue over the new term of the partnership.

Turning to the Search & Applications performance overall, we expect to be right around $300 million of EBITDA for 2015 as we make some adjustments in preparation for the renewal.  On Websites, we’ve built a great deal of positive momentum in the publishing businesses this year and we think we have great prospects looking forward.  The combination of About, Dictionary and Investopedia has reached approximately 3.6 billion page views — and over 50% of these and rising are on mobile.  We’ve discussed the upgraded user experience and experts at About extensively, and we continue to be happy with what the team has done with the product.  We are also starting to see nice progress at Investopedia, which we acquired in 2014 and are building into a trusted, unbiased financial information resource.  Revenue at Investopedia is up around 30% year to date and traffic continues to grow nicely while we simultaneously improve monetization.  Page views were up 21% year-over-year at Investopedia in the quarter, and the team is just getting going on the mobile experience.  Mobile page views grew 40% in the quarter but are still just 28% of the total, so there is a great deal of opportunity there.

The strong top line performance of the key brands I mentioned within Websites has been masked by revenue decreases in our search and performance marketing businesses, such as Ask and certain assets that came with the Investopedia acquisition.  Those businesses have been volatile over the last few years, as we have adjusted to changes in the search engine ecosystem and the rules related to advertising on those platforms.  We’ve generally been able to rebuild from each change and resume growth again, but overall, these businesses have declined on a year-on-year basis, mostly from changes in the first quarter of this year.  On Websites overall, we capitalized on some big marketing opportunities in Q3 which probably won’t continue into Q4, but still expect to grow revenues sequentially in Q4 and, based on lower marketing and high seasonal sell-through of direct advertising, should improve margins a little.

We frequently talk about the benefit of our portfolio strategy, and we saw in Applications this quarter, similar to Websites, we had some businesses performing better than others.  The consumer applications continue to grow revenue sequentially and year-on-year while distribution through partnerships continued to decline.  Our consumer business has been able to grow consistently by delivering products with high utility, monetized primarily through search but increasingly through other forms of advertising and premium upsells.  We now have 35 million daily active users spread across 115 products on desktop and another 2.8 million daily active users spread across 53 products on mobile.  In addition, we have 1.3 million paid subscribers on our SlimWare software platform, where we continue to grow and offer new products at higher price points.  Collectively, across mobile and desktop our consumer applications are being downloaded more than 1 million times per day.  In Q3 we launched a premium tech support product - enabling 24-7 access to qualified support personnel - which we’ve slowly begun to offer to our existing customers and have big expectations for the potential.  In aggregate, our Applications business grew 20%

year on year in the quarter if we exclude the partnership business.  Applications overall has been an incredible and underappreciated machine over the years.

In the Media segment, Vimeo continues to grow its position as a premium online video platform.  We now have over 660,000 creators with paid subscriptions to use Vimeo’s quality, ad-free platform to share and sell their content.

As Vimeo’s creator base continues to grow, so does its content catalog and audience.  In September, Vimeo reached a new all-time high ranking of #4 in comScore’s US video rankings, behind only Google, Facebook and Yahoo!.  September was also a record month for Vimeo’s Video on Demand marketplace, with VOD revenue for Q3 in total up nearly 2.5 times over Q3 in 2014.  We also continue to see increasing network effects in the VOD marketplace, where we’ve had over 8,000 creators upload nearly 27,000 VOD titles which have been bought by over 1 million viewers - a 25% sequential increase in buyers over the prior quarter.

While in aggregate, the net revenue from VOD buyers for Vimeo is still early, we are proving the global marketplace as more creators upload and sell quality, ad-free content directly to paying viewers through our open platform.

Moving on to eCommerce, we have seen HomeAdvisor establish tremendous momentum with both consumers and service professionals to emerge as the category leader in the home services space. HomeAdvisor will reach nearly $360 million in net revenue this year on an estimated $25-$30 billion of gross marketplace transactions.  With essentially zero revenue paid by consumers today, we believe our share of spend among service providers compares very favorably to the competition.  Last week we surpassed 100,000 active screened and approved service professionals on our network to maintain our substantial lead as the largest screened network in the industry, over 95% of whom have paid us in the last 30 days.  It’s an impressive statistic not just because of the direct implications on revenue, but also because it demonstrates the level of engagement among our service professionals and therefore our ability to deliver a best-in-class consumer experience.  HomeAdvisor is in a far better position to satisfy consumer demand with high quality professionals eager to not only win a potential job, but deliver the quality work that will allow that professional to continue to thrive on the platform.  Consumers demand trust, reliability, and quality work from professionals who service their homes.  With a competitive nationwide network of engaged home service professionals nearly double that of our next closest competitor, and a robust and reliable system of ratings and reviews from proven customers, the platform has begun to reinforce the quality loop.  We are continuing to grow the number of paying service providers around 30% year-over-year, and as we’ve gotten more efficient, we are continuing to add sales resources and testing opening sales offices in new cities.

Revenue at the core domestic business — which is nearly 85% of the total HomeAdvisor revenue — accelerated to 46% growth in third quarter, the 8th consecutive quarter of acceleration. As with Vimeo, we see this acceleration as a byproduct of the strong network effects in this business.  On the product side, we’ve put a great deal of energy into improving our mobile product, and have seen service request growth of 145% on mobile.  Over the course of the first half of the year, we rolled out two new products which we think will drive satisfaction and repeat usage for both sides of the marketplace — Instant Connect, where a consumer is connected immediately by phone to an appropriate service professional, and Instant Booking, where a consumer can book an appointment online directly into a professional’s calendar.  We’ve seen these products go from zero to 7% of the total request mix even though we just finished national rollout about 3 months ago — and we are seeing net promoter scores north of 40 for these products, which is incredible in the home services space.  We believe that with its network momentum and its focus on product innovation HomeAdvisor is well positioned for continued market leadership and significant growth.  I think we can maintain or improve the exceptional growth rates we saw in 2015 into 2016 and start to drop down a bit more margin.  Given the opportunity in the space, we’ll prioritize growth over margin near-term but I think we can still improve profit while investing.

Overall, I like where we’ve placed our bets and expect the mix of high-growth marketplaces and cash flow businesses will allow us to continue to deploy capital effectively.

Greg Blatt, Chairman, The Match Group

The Match Group grew revenue approximately 19% (25% net of FX effects) and EBITDA approximately 40%, year over year.  We expect to complete our acquisition of PlentyOfFish this week, adding another of the leading global dating brands to our portfolio, at which point we will have over 59 million monthly active users and 4.7 million paying users.  All in all, a solid quarter with lots of positive activity.

Dating revenue growth accelerated in the quarter to 11% (17% net of FX).  Domestically, revenue grew 11% fueled by a 9% increase in Average PMC and a 2% increase in rate.  Average PMC grew primarily due to higher starting PMC, increases in new users across our major brands, and increases in the percentage of new users becoming paying members.  Rate grew due to meaningful increases in mix-adjusted rate, partially offset by mix-shift to lower rate products.  Internationally, revenue grew by 11% fueled by growth in Average PMC of 35% but largely offset by FX effects.  Ignoring FX effects, International revenue was up 29%.  Average PMC growth was driven by higher starting PMC, increases in new users across our major brands, and increases in the percentage of new users becoming paying members.  On an FX adjusted basis, rate was down 4% due to a mix shift to lower rate brands.

The Tinder subscription business continues to perform well, as we have been able to deliver optional paid features that a portion of our users highly value, while enhancing the vibrancy of the community through their introduction.  The “Super Like” feature is a great example.  Tinder rolled out “Super Like” globally in early October, and it has driven an increase in subscription rates, an increase in match rates, and higher rates of conversations.  As mentioned on earlier calls, Tinder product resources are primarily now focused on growth initiatives, not monetization initiatives, for the upcoming few product cycles, though we expect our existing subscription product to continue to drive revenue growth even without enhancements.

Tinder’s success this year has been partially offset by the impact of certain trends on the rest of our businesses, all as previously discussed, and this continued in the third quarter.  The continued shift to mobile devices in our businesses with pre-existing desktop businesses, while long-term positive, continues to present conversion challenges in the near term.  While each mobile product has its own conversion characteristics, on average our mobile products have lower conversion than their desktop counterparts.  Additionally, on the marketing side, we continue to adapt to changes in both television and online viewing/usage patterns, with our increases in marketing spend generally coming in lower cost, but lower converting, channels, many of which are mobile.

Another factor reducing conversion has been meaningful increase in overall rate in these businesses.  Like any business, we are constantly optimizing between pricing and volume, and of late the price/volume curve has been responsive to price increases in a revenue positive way, but those increases do place some downward pressure on volume.

As we have previously discussed, the transition to mobile will continue to slow over time, as our overall percentage of new registrations coming through mobile devices was up to 72% in Q3.  This will positively impact conversion growth rates, and we expect our continued efforts at conversion improvement through product development to positively impact conversion as well.  On the marketing side, we believe that mobile advertising opportunities will increase over time as publishers increasingly develop ad products that can deliver positive returns for advertisers at scale, thus narrowing the now considerable gap between user activity and advertising opportunity that currently exists in the mobile space.

Our technology and organizational streamlining project continues to make progress, as we recently completed two of the three migration waves for our Latin America business. We expect to complete the third and final Latin American wave in the fourth quarter, at which point we will have eliminated an entire technology platform.  We expect to do the same thing with our People Media platform in 2016.  We spent $2.5 million in connection with these projects in Q3 2015, most of which was consulting fees and severance.  This was less than what we had expected, but was partially a shift back to Q4 2015.  As a result, we now expect about $3 million of expenses for the balance of 2015.  (Unless indicated otherwise, all references to EBITDA for The Match Group, in both these remarks and related Q & A, exclude these costs.)  As mentioned on our last call, our project is also modestly behind schedule, pushing some of our anticipated savings from 2016 into 2017.

EBITDA grew faster than revenue, driven by both Dating and Non-dating.  Modest profit contributions from The Princeton Review compared to more meaningful losses incurred in Q3 2014, which was our first quarter of ownership.  In Dating, we coupled margin expansion with strong revenue growth, driven primarily by a decline in marketing costs as a percentage of revenue.

All in all, while our long-term outlook for the business remains unchanged, and our quarterly results were solid, our paid member count, and our near-term outlook, are both behind where we had previously expected them to be, driven primarily by the factors discussed in these remarks: the impact on conversion of the shift from desktop to mobile in a number of our businesses, mix-shift to lower converting marketing channels, and delays in our technology project.

Turning to our previously announced financing transactions, we continue to make meaningful progress, now having closed a $500 million standalone revolving credit facility, publicly filed the S-1 for our IPO and launched an exchange of new bonds for existing IAC bonds.

Jeff Kip, Executive Vice President, IAC

As Joey noted, consolidated revenue was up 7% year on year, and EBITDA was up 5%, 8% excluding the one-time tech and acquisition-related costs at the Match Group and IPO-related costs at Corporate.

Search & Applications revenue was up sequentially 7%, better than we expected, as the Ask business rebounded from first quarter algorithm changes and the branded content and consumer applications businesses performed well.  The 4% year-over-year decline was driven by two issues well-covered in previous quarters: (1) weakness in the partnership applications business and (2) algorithm changes in the 1st quarter of 2015 which impacted Ask significantly.  Segment EBITDA was down year-over-year as expected on both revenue declines and expanded marketing in our stronger businesses.

Looking ahead, we expect both segment revenue and segment EBITDA to be sequentially flattish from the 3rd to the 4th quarter.  For the full year, we expect some year-over-year revenue decline and around $300 million in EBITDA.

In the Media and eCommerce segments combined, we saw revenue growth in the quarter increase to 19% year-over-year, driven primarily by HomeAdvisor’s domestic business, but also by growth at Vimeo, where revenue growth accelerated for the second straight quarter to 27%.

EBITDA for the two segments combined was essentially breakeven in the quarter, better than expected, as again HomeAdvisor outperformed, with approximately $9 million of EBITDA on nearly $100 million of revenue.

For the 4th quarter, we expect mid-teens revenue growth out of the two segments combined, with Vimeo and HomeAdvisor continuing more or less apace of their current rates and the deceleration driven by more challenging comparisons in HomeAdvisor’s restructured European operations and our smaller media businesses.  In terms of EBITDA, we expect the two segments together to be breakeven to modestly profitable on improved profitability across almost all businesses.

In terms of our balance sheet, first, we have amended and extended through 2020 our $300 million IAC credit facility; secondly, we plan to retire a targeted $500 million of our existing bonds through a combination of the exchange offer Greg mentioned and a follow-on cash tender.  Finally, following the bond exchange and the Match Group, Inc. debt financing, we expect to have over $1 billion in cash on our balance sheet available to invest.

Safe Harbor Statement

These prepared remarks contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of IAC’s Q3 2015 quarterly earnings announcement.  IAC does not undertake to update these forward-looking statements.